CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A (File No. 33-56339 and 811-7237) ("Registration Statement") of our reports dated October 9, 2002 and October 10, 2002, respectively, relating to the financial statements and financial highlights appearing in the August 31, 2002 Annual Reports of Putnam International Voyager Fund and Putnam New Value Fund, each a series of Putnam Investment Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

/S/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 23, 2002